UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 23, 2004

Date of Report (Date of earliest event reported)

TRIPOS, INC.

(Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices) (Zip Code)

(314) 647-1099

Registrant's telephone number, including area code:

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

We are filing this Amendment to our Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 23, 2004 to provide additional information supplementing information previously reported under Item 1.01 and adding information under Item 3.02 of Form 8-K regarding the exemption from registration claimed for the issuance of our common stock in the merger of Optive Research, Inc. with one of our wholly-owned subsidiaries and the related issuances for the financing of a portion of the merger consideration.

Item 1.01. Entry into a Material Definitive Agreement

On December 22, 2004, Tripos, Inc. issued a press release announcing an agreement to acquire Optive Research, Inc. The acquisition will be accomplished through a merger of a newly-formed, wholly-owned subsidiary of Tripos with and into Optive, with Optive surviving as a Tripos subsidiary. Under the terms of the agreement, Tripos will issue 599,521 shares of its common stock (a portion of which will be contractually restricted) and $4.75 million in cash to Optive's shareholders. The cash portion will be funded by Horizon Technology Finance, LLC and Sand Hill Capital through the issuance of $3.5 million of subordinated debt, 111,606 shares of common stock, and warrants to purchase 156,250 shares of common stock. The acquisition is subject to certain closing conditions and is expected to close in January 2005.

A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

The 599,521 shares of Tripos common stock issued to Optive stockholders in the merger, the 111,606 shares of common stock issued to Horizon and Sand Hill, and the warrants to purchase 156,250 shares of common stock issued to Horizon are being issued in reliance on Section 4(2) under the Securities Act and Regulation D promulgated thereunder in a transaction not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

Date: January 10, 2005

INDEX TO EXHIBITS

Exhibit No. Description

99.1                 Press release, dated December 22, 2004, issued by Tripos, Inc., as previously filed with the Securities and Exchange Commission on                         December 23, 2004.